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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Dobson Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134
To the Shareholders of Dobson Communications Corporation:
      You are cordially invited to attend the Annual Meeting of Shareholders of Dobson Communications Corporation to be held on June 7, 2006, at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.
      The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on our operations will be presented at the meeting, followed by a question-and-answer and discussion period.
      We know that most of our shareholders are unable to attend the Annual Meeting in person. We solicit proxies so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.
      Thank you for your continued interest in Dobson Communications Corporation.

Very truly yours,

Everett R. Dobson
Chairman
Enclosures
April 24, 2006

DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 7, 2006

To the Shareholders of Dobson Communications Corporation:
      NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of Dobson Communications Corporation will be held at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, on June 7, 2006, commencing at 9:00 a.m., local time, for the following purposes:

1. To elect three Class III directors of Dobson Communications Corporation, each to serve for a term of three years;

2. To approve an amendment to the Dobson Communications Corporation 2002 Stock Incentive Plan, as amended (the “2002 Plan”) to increase the number of shares of the Company’s Class A common stock reserved for issuance under the 2002 Plan from 11.0 million shares to 19.5 million shares, an increase of 8.5 million shares;

3. To ratify and approve the selection of KPMG LLP as the independent registered public accounting firm for Dobson Communications Corporation for 2006; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.
      The Board of Directors has fixed the close of business on April 17, 2006, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen T. Dobson
Secretary
Oklahoma City, Oklahoma
April 24, 2006
EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF CLASS A AND CLASS B COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
June 7, 2006

       This Proxy Statement is furnished by Dobson Communications Corporation in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2006 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders, and at any and all adjournments of the meeting. Unless the context otherwise requires, all references to “we” and “us” refer to Dobson Communications Corporation and its subsidiaries.
Solicitation and Revocation of Proxies and Voting
      The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 14201 Wireless Way, Oklahoma City, Oklahoma 73134, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment of the meeting as specified in the proxy; however, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.
      We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This Proxy Statement and accompanying proxy were first mailed to our shareholders on or about April 24, 2006.
Quorum; Abstentions; Broker Non-Votes
      The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Where a separate vote by class or classes is required, the presence, in person or by proxy, of the holders of outstanding shares of such class or classes representing a majority of the total voting power of all outstanding shares of such class or classes entitled to vote at the Annual Meeting will constitute a quorum entitled to take action with respect to the vote on that matter. If a quorum for the transaction of business is present, the election of directors will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy. Two of the directors will be elected by a plurality of the votes cast by the holders of our Class A common stock and Class B common stock, voting together as a single class, and one director will be elected by a plurality of the votes cast by the holders of Class A common stock, voting as a separate class. See Proposal I — Election of Directors.
      You may, with respect to the election of directors:

•	vote for the election of all nominees named in this Proxy Statement;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees, other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.
      Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the NASDAQ Stock Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. The approval of the proposed amendment to the 2002 Plan and the ratification of the selection of KPMG LLP as our independent registered public accounting firm, each require the affirmative vote by holders of shares of our outstanding common stock representing a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes cast for each such proposal and, therefore, will have the same effect as a vote against the proposed amendment to the 2002 Plan or the ratification of the selection of KPMG LLP as our independent registered public accounting firm, as applicable. Broker non-votes will not be counted in tabulating the votes cast on a proposal.
      As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.
      Only the holders of outstanding shares of our Class A common stock and our Class B common stock of record at the close of business on April 17, 2006, are entitled to receive notice of and to vote at the Annual Meeting. On April 17, 2006, we had outstanding 150,394,473 shares of our Class A common stock and 19,418,021 shares of our Class B common stock. Each share of Class A common stock issued and outstanding on the record date is entitled to one vote and each share of Class B common stock issued and outstanding on the record date is entitled to ten votes, on each matter as to which such shares are entitled to vote upon at the Annual Meeting.
PROPOSAL I
ELECTION OF DIRECTORS
      Our Board of Directors currently consists of seven persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors, designated as Class I, Class II and Class III. The directors whose terms expire in 2006 have been designated as our Class III directors; the director whose term expires in 2007 has been designated as our Class I director; and the directors whose terms expire in 2008 have been designated as our Class II directors. The term of each class of directors is normally three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Class III	Everett R. Dobson Stephen T. Dobson Robert A. Schriesheim
Class I	Fred J. Hall
Class II.	Mark S. Feighner Justin L. Jaschke Albert H. Pharis, Jr.
      In conjunction with the restructuring of, and our acquisition of the outstanding equity interests in, American Cellular Corporation, we agreed to and did amend our Certificate of Incorporation to limit the size of our Board of Directors to seven persons and to provide that two of our seven directors would be elected by a vote of only holders of our Class A common stock, voting as a separate class (our “Class A directors”), commencing upon the expiration of the terms of the initial Class A directors whom we appointed. As part of this agreement, we agreed to appoint two Class A directors, one to serve for a term expiring with the Annual

Meeting of Shareholders in 2005 and the other to serve for a term expiring at the Annual Meeting of Shareholders in 2006. Messrs. Feighner and Schriesheim were included in a group of potential nominees developed by representatives of former holders of American Cellular’s senior subordinated notes and were among several persons chosen from that group and recommended to us by a representative of those former note holders. We reviewed the qualifications of, and interviewed, the several potential nominees selected by the representative and determined that Messrs. Feighner and Schriesheim were acceptable to us. Messrs. Feighner and Schriesheim, who are our Class A directors, were appointed to our Board of Directors on February 18, 2004. Mr. Feighner is a Class II director whose term was extended at the 2005 Annual Meeting of Shareholders to now expire in 2008 and Mr. Schriesheim is a Class III director whose term will expire at the 2006 Annual Meeting of Shareholders.
      The Nominating Committee has recommended to the Board of Directors that each of Everett R. Dobson, Stephen T. Dobson and Robert A. Schriesheim be nominated for re-election. Everett R. Dobson, Stephen T. Dobson and Robert A. Schriesheim, who is a Class A director, each of whom is currently a director, have been nominated by the Board of Directors for election as Class III directors at the Annual Meeting, to serve for a three-year term. Four directors will continue in office to serve pursuant to their prior elections. The Board of Directors proposes that Everett R. Dobson, Stephen T. Dobson and Robert A. Schriesheim each be elected for a three-year term expiring in 2009. Holders of our Class B common stock may not vote for the election of a Class A director, so the election of Mr. Schriesheim or any other nominee to be a Class A director must be approved by a plurality of the shares of Class A common stock present and voting at the meeting. The election of the two non — Class A directors must be approved by the affirmative vote by the holders of shares of Class A common stock and Class B common stock representing a plurality of the combined voting power of the shares of Class A common stock and Class B common stock, voting as a single class, present and voting at the meeting.
      The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Everett Dobson, Stephen Dobson and Schriesheim. Should any of Messrs. Everett Dobson, Stephen Dobson or Schriesheim become unable or unwilling for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as the Board of Directors may propose to replace such nominee. We know of no reason why any of Messrs. Everett Dobson, Stephen Dobson or Schriesheim will be unavailable, unable or unwilling to serve.
      The names of the directors standing for election and the directors whose terms of office will continue after the Annual Meeting, their principal occupations during the past five years, other directorships held and certain other information as of April 24, 2006 are set forth below.
Directors Standing for Election
Nominees for Election by Class A and Class B Common Shareholders
(Class III Directors — Term expiring in 2009)

Everett R. Dobson, age 46
      Everett R. Dobson has served as a director since 1990 and as an officer since 1982. From 1990 to 1996, he served as a director and our President and Chief Operating Officer and as President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005, but continues to serve as executive Chairman of the Board. Mr. Dobson served on the board of the Cellular Telecommunications Internet Association in 1993 and 1994. Prior to October 1999, Mr. Dobson was Chairman of the Board and Chief Executive Officer of our former subsidiary, Logix Communications Enterprises, Inc., and a director of Dobson Telephone Company. We refer to Logix Communications Enterprises, Inc. and its subsidiaries, Logix

Communications, Inc. and Dobson Telephone Company, collectively as Logix. In October 1999, he ceased to serve as Chief Executive Officer of Logix. In March 2002, he resigned as a director of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director of Dobson Telephone Company. In February 2002, Logix Communications Enterprises, Inc. and Logix Communications, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and in April 2003 successfully completed a plan of reorganization. As part of the plan of reorganization, the name of Logix Communications Enterprises was changed to Intelleq Communications Corporation, or Intelleq, and the name of Logix Communications, Inc. was changed to DWL Holding Company, or DWL. On April 25, 2003, in connection with the completion of the Logix Chapter 11 reorganization proceeding, Mr. Dobson became a director of Intelleq and DWL. He holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee.

Stephen T. Dobson, age 43
      Stephen T. Dobson has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as our Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He was President and a director of Logix from January 1997 until March 2002, at which time he resigned as a director and executive officer of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director and executive officer of Dobson Telephone Company. On April 25, 2003, upon the completion of the Logix Chapter 11 proceeding, he became a director of Intelleq and DWL. Mr. Dobson became Vice Chairman of the Board and Chief Executive Officer of DWL on April 25, 2003. He holds a Bachelor of Science degree in Business Administration from the University of Central Oklahoma.
Nominee for Class A Director for Election by Class A Common Shareholders

Robert A. Schriesheim, age 45
      Mr. Schriesheim has served as a director since February 2004. He has been affiliated with ARCH Development Partners, LLC, a Chicago, Illinois-based venture capital fund, since August 2002 and has served as a managing general partner from January 2003 to present. From September 1999 to March 2002, Mr. Schriesheim was Executive Vice President of Corporate Development and Chief Financial Officer, and a director, of Global Telesystems, Inc., a London, England-based, publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe, Russia and the Commonwealth of Independent States. He also served as Executive Vice President — Chief Corporate Development Officer for Global Telesystems in 1999. In 2001, Global Telesystems filed, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands and a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, both to facilitate the sale of Global Telesystems. All such proceedings were approved, confirmed and completed by March 31, 2002. From 1997 to 1999, Mr. Schriesheim was President and Chief Executive Officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was Vice President of Corporate Development for Ameritech Corporation, a Chicago, Illinois-based communications company. From 1993 to 1996, he was Vice President of Global Corporate Development for AC Nielsen Company, a subsidiary of Dunn & Bradstreet. Mr. Schriesheim received a Bachelor of Arts degree from Princeton University in 1982 and a Masters of Business Administration degree in Finance and Business Economics from the University of Chicago Graduate School of Business in 1986.
Directors Continuing in Office
(Class I Director — Term expiring in 2007)

Fred J. Hall, age 54
      Fred J. Hall has served as a director since May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately-held company headquartered in

Oklahoma City, Oklahoma. Since October 2002, Mr. Hall has been Chairman of the Board of Managers of the general partners of Catalyst/ Hall Growth Capital, LP and Catalyst/ Hall Equity Capital, LP, both of which are venture capital investment companies. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs, from 1986 to 1998. Mr. Hall has served as Chairman of the Oklahoma Turnpike Authority from February 1995 to March 2004. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science degree in Business Administration from the University of Southern California in 1976.
(Class II Directors — Term expiring in 2008)

Mark S. Feighner, age 57
      Mark S. Feighner has served as a director since February 2004. He was a venture partner in Austin Ventures L.P., an Austin, Texas early-stage investor in and advisor to telecommunications companies, from September 2000 to January 2003. From 1995 to February 2000, Mr. Feighner served as President of GTE Wireless (formerly GTE Mobilnet). From 1972 to 1995, Mr. Feighner served in various capacities with GTE Telephone Operations, including as Vice President and General Manager of GTE Communications Corporation, General Manager of GTE-Florida, Vice President of GTE Telephone Operations for Sales, Product Management and Program Management. Mr. Feighner served on the board of the Cellular Telecommunications Internet Association from September 1995 to February 2000. Mr. Feighner is a member of the advisory board of the Kelley School of Business at Indiana University. He holds a Bachelor of Science degree in Business and Marketing from Indiana University.

Justin L. Jaschke, age 48
      Justin L. Jaschke has served as a director since 1996. Mr. Jaschke was the Chief Executive Officer and a director of Verio Inc., an Internet services provider based in Englewood, Colorado, from its inception in March 1996 until February 2004. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm’s President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves on the Board of Directors of Positive Networks, Inc., a leading virtual private networking services provider, and on the Board of Trustees of his alma mater, the University of Puget Sound. Mr. Jaschke served on the Board of Directors of Metricom, Inc., a wireless data communications provider until November 2001. Mr. Jaschke was a director of our former subsidiary, Logix from March 1998 until April 2003. Mr. Jaschke has a Bachelor of Science degree in mathematics from the University of Puget Sound and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.

Albert H. Pharis, Jr., age 56
      Albert H. Pharis, Jr. has served as a director since December 1998. Since February 2003, Mr. Pharis has been Chairman of the Board, Chief Executive Officer and a director of Ortheon Medical, a medical device company based in Orlando, Florida. In September 1999, Mr. Pharis became a director of Logix and the Chief Executive Officer of Logix Communications Enterprises, Inc. He ceased to be the Chief Executive Officer of Logix Communications Enterprises in April 2001 and, in April 2003, upon completion of the Logix Chapter 11 proceeding, he ceased to be a director of Logix. Mr. Pharis served as President, Chief Executive Officer and director of Sygnet Wireless, Inc. and Sygnet Communications, Inc. from 1985 to December 1998. During that time, he was active as a board member of the Cellular Telecommunications Internet Association from 1985 through 1998, and as a member of its Executive Committee from 1989 through 1998. He has also served as Chairman of the CTIA’s Small Operators Caucus during several of those years.

Board Meetings and Committees
      The Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board is not involved in our day-to-day operations. The Board is kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings. Our Board of Directors has determined that Fred J. Hall, Justin L. Jaschke, Albert H. Pharis, Jr., Robert A. Schriesheim and Mark S. Feighner are independent directors under the applicable rules of the NASDAQ Stock Market.
      Meetings. Our Board of Directors held 11 meetings during 2005. Messrs. Everett R. Dobson, Stephen T. Dobson, Mark S. Feighner, Albert H. Pharis, Jr. and Robert S. Schriesheim were present at all meetings of the Board. Mr. Justin L. Jaschke attended 10 of the meetings and Mr. Fred J. Hall attended nine of the meetings. The Board has established an Audit Committee, a Compensation Committee, a Strategic Planning Committee and a Corporate Governance and Nominating Committee. In accordance with our Amended and Restated By-laws, the Board of Directors annually elects from its members the members of each Committee.
      Audit Committee. Members of our Audit Committee are Fred J. Hall, Justin L. Jaschke, Albert H. Pharis, Jr. and, Robert A. Schriesheim.
      The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of the NASDAQ Stock Market and of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, as more fully described below under the caption “Audit Committee Report”. The Audit Committee annually considers the qualifications of our independent auditor and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. The Audit Committee met five times during 2005. Messrs. Fred J. Hall, Albert H. Pharis, Jr. and Robert S. Schriesheim were present at all meetings of the Audit Committee. Mr. Justin L. Jaschke attended four of the meetings. The Audit Committee has adopted a written charter which is available on our website at http://www.dobson.net.
      Compensation Committee. Members of our Compensation Committee are Justin L. Jaschke, Albert H. Pharis, Jr. and Mark S. Feighner.
      Currently, the members of our Compensation Committee are non-employee directors who meet the “independence” standards of the NASDAQ Stock Market, but are eligible to participate in any of the plans or programs that the Compensation Committee administers. The Compensation Committee approves the standards for setting salary ranges for our executive officers, reviews and approves the salary budgets for all other of our officers, and specifically reviews and approves the compensation of our senior executives. The Compensation Committee reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. The Compensation Committee also administers our stock option plans and approves stock option grants for our executive officers. See the “Compensation Committee Report on Executive Compensation” included elsewhere herein. During 2005, the Compensation Committee met two times and all persons who were members were in attendance.

      Strategic Planning Committee and Corporate Governance and Nominating Committee. The Board of Directors has established two additional committees, the Strategic Planning Committee and the Corporate Governance and Nominating Committee, and appointed the following persons to the respective committees:

Committee	Members

Strategic Planning Committee	Mark S. Feighner Justin L. Jaschke Albert H. Pharis, Jr. Everett R. Dobson
Corporate Governance and Nominating Committee	Fred J. Hall Albert H. Pharis, Jr. Robert A. Schriesheim
      Our Strategic Planning Committee has been formed to study, consider, analyze and develop long-term strategic initiatives, guidelines, recommendations and/or plans for us. Our Strategic Planning Committee held two meetings in 2005 and all persons who were members were in attendance.
      Our Corporate Governance and Nominating Committee is responsible for identifying qualified candidates to be presented to our Board for nomination as Class A directors, ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. In addition, with respect to non — Class A directors, our Corporate Governance and Nominating Committee may submit to our Board the names and qualifications of individuals considered by the Committee and who the Committee believes are qualified to be considered by the Board as candidates for nomination as non — Class A directors, and who may or may not be recommended by the Committee as candidates for nomination. The charter for the Corporate Governance and Nominating Committee requires that the Committee consist of no fewer than three Board members that satisfy the “independence” requirements of the NASDAQ Stock Market. Each member of our Corporate Governance and Nominating Committee meets these requirements. Our Corporate Governance and Nominating Committee held one meeting in 2005 and all persons who were members were in attendance. A copy of the current charter of the Corporate Governance and Nominating Committee is available on our website at http://www.dobson.net. The Corporate Governance and Nominating Committee will consider nominees to be our Class A directors as recommended by our Class A shareholders. Notice of proposed shareholder nominations for directors must be delivered not less than 120 days before any meeting at which Class A directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is the beneficial record owner of our Class A common stock. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. Nominations should be delivered to the Corporate Governance and Nominating Committee at the following address: The Dobson Communications Corporate Governance and Nominating Committee, c/o Robert A. Schriesheim, Committee Chairman, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134.
      In considering possible candidates for election as a Class A or non — Class A director, the Corporate Governance and Nominating Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	integrity;

•	an understanding and general acceptance of our corporate philosophies;

•	a valid business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management;

•	a willingness to commit time and energy to our business affairs; and

•	international and global experience.
      Qualified candidates for membership as Class A and non — Class A directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance and Nominating Committee will review the qualifications and background of Class A and non — Class A directors and nominees to become Class A and non — Class A directors, without regard to whether a nominee has been recommended by shareholders.
      In addition to considering possible candidates for election as directors, the Corporate Governance and Nominating Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of shareholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
      In addition, the charter of the Corporate Governance and Nominating Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management success and planning, and regular meetings of our non-management directors without management in executive sessions. We do not have a policy requiring members of our Board of Directors to attend annual meetings of our shareholders; however, six directors attended last year’s annual meeting of our shareholders.
Communications with Directors
      You can contact any member of our Board of Directors by writing to him at the same address provided above for delivery of director nominations. Our shareholders, our employees and any others who wish to contact any non-management member of our Board of Directors or any member of our Audit Committee to report complaints or concerns with respect to accounting, internal accounting, controls or auditing matters, may do so by using the above address, or may call our Helpline at 1-877-888-0002. Employees and others may call the Helpline anonymously. All calls to the Helpline are confidential. Information explaining how our shareholders can contact our Board of Directors is available in the Dobson Profile section of our website at http://www.dobson.net under the heading “About Dobson”, “Board of Directors” and “Contact the Board.”
Code of Ethics
      We have adopted the Dobson Communications Corporation Code of Ethics for our employees, officers and directors, including our principal executive officer and principal accounting officer. Our Code of Ethics is publicly available on our website at http://www.dobson.net. If we make any substantive amendments to our Code of Ethics or grant any waiver, including any implicit waiver, from a provision of this Code to our executive officers or directors, we will disclose the nature of such amendment or waiver on our website.
Director Compensation
      Our directors, other than Everett R. Dobson who serves as executive Chairman of the Board, receive an annual fee of $55,000. Members of our Audit Committee and Strategic Planning Committee each receive an annual fee of $20,000 for each such committee on which they serve. Members of our Compensation Committee each receive an annual fee of $10,000 for serving on the Compensation Committee. We also reimburse all of our directors for out-of-pocket expenses incurred in attending board and committee meetings. Members of our Corporate Governance and Nominating Committee do not receive any fees for serving on such Committee. Director fees and fees payable to members of committees are paid annually, in arrears, for the twelve-month period ending with our annual meeting of shareholders.
      For 2005, Everett R. Dobson, who serves as Chairman of the Board, an executive officer of the Company, received an annual director’s fee and a fee of $354,200 for serving as Chairman of the Board. In addition, he received a base salary for serving as executive Chairman of the Board as described under the caption “Executive Compensation and Other Information”. For 2006, his base salary is considered his compensation for serving as a director and as executive Chairman of the Board. On March 10, 2005, we granted Everett R. Dobson options to acquire 125,000 shares of our Class A common stock, at an exercise price of $2.06 per share. The options granted to Everett R. Dobson during 2005 vest at a rate of 25% a year through March 2009.
Vote Required and Board of Directors’ Recommendation
      Directors are elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of the specific nominees. The two non — Class A directors will be elected by a plurality of the votes cast by the holders of our Class A common stock and Class B common stock, voting together as a single class, and the one Class A director will be elected by a plurality of the votes cast by the holders of Class A common stock, voting as a separate class.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. EVERETT R. DOBSON, STEPHEN T. DOBSON AND ROBERT A. SCHRIESHEIM AS DIRECTORS.
PROPOSAL II — APPROVAL OF THE AMENDMENT TO THE
DOBSON COMMUNICATIONS CORPORATION 2002 STOCK INCENTIVE PLAN
      At the Annual Meeting, shareholders will be asked to approve an amendment to our 2002 Plan. The 2002 Plan was originally adopted by our Board of Directors on April 25, 2002, and approved by our shareholders on June 4, 2002. The 2002 Plan was amended with shareholder approval at the 2004 Annual Meeting of Shareholders to increase the number of shares of Class A common stock reserved for issuance under the 2002 Plan from 7.0 million shares to 11.0 million shares. At April 17, 2006, 783,332 shares of our Class A common stock remained available for options to be granted under the 2002 Plan. Our Board of Directors considers the 2002 Plan to be an important attraction, retention and motivational tool for eligible employees and believes that the number of shares currently available under the 2002 Plan is insufficient to continue the 2002 Plan in future periods. Therefore, our Board of Directors approved the proposed amendment, subject to shareholder approval, to increase the number of shares of our Class A common stock authorized to be issued upon the exercise of options granted under the 2002 Plan by an additional 8,500,000 shares (for a new share limit of 19,500,000). This amendment to the 2002 Plan will not be effective without shareholder approval.
      The following is a summary of the principal terms of the amended 2002 Plan. Please note that the following description is qualified in its entirety by the full text of the amended 2002 Plan. The full text of the proposed amendment to the 2002 Plan is attached to this Proxy Statement as Appendix A. A copy of the 2002 Plan was filed with the SEC as Exhibit 10.2 to our Current Report on Form 8-K on June 14, 2002 and can be reviewed at http://www.sec.gov. A copy of the 2002 Plan and the proposed amendment may also be obtained without charge by written request to:
Investor Relations
Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, OK 73134
Summary Description of the 2002 Plan
      The purposes of our 2002 Plan are to promote our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-

term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us. Under our 2002 Plan, we may grant stock options and restricted stock or other awards to any of our directors, officers or full-time employees or those of our subsidiaries, and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our 2002 Plan.
Administration
      The Compensation Committee of our Board of Directors administers our 2002 Plan. The members of our Compensation Committee serve at the pleasure of our Board of Directors. In connection with the administration of our 2002 Plan, the Compensation Committee, with respect to options and restricted stock and other awards to be made to any person who is neither one of our officers nor one of our directors, will:

•	determine which employees and other persons will be granted options or restricted stock under our 2002 Plan;

•	grant the options or restricted stock awards to those selected to participate;

•	determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any option grants or restricted stock awards.
      With respect to stock options or restricted stock awards to be made to any of our officers or directors, the Compensation Committee will make recommendations to our Board of Directors as to:

•	which of such persons should be granted options or restricted stock;

•	the terms of proposed grants or awards of options or restricted stock to those selected by our Board of Directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any option grants or restricted stock awards.
      Any grant of options or award of restricted stock to any of our officers or directors under our 2002 Plan must be approved by our Board of Directors.
      In addition, the Compensation Committee will:

•	interpret our 2002 Plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer our 2002 Plan.
Types of Awards
      Our 2002 Plan permits the Compensation Committee to grant options to purchase shares of our Class A common stock or to award shares of restricted stock.
      Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our Class A common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our 2002 Plan will be determined by our Board of Directors or the Compensation Committee at the time of the grant. Either our Board of Directors or the Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either our Board of Directors or the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our 2002 Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our 2002 Plan will vest at the rate of 25% per year. Our 2002 Plan also contains provisions for our Board of Directors or Compensation Committee

to provide for acceleration of the right of an individual employee to exercise his or her stock option or restricted stock award in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.
      Our 2002 Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, or Non-Qualified Options, which are stock options other than Incentive Stock Options.
      Incentive Stock Options. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our Class A common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a shareholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our Class A common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted; of our Class A common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.
      Non-Qualified Options. Non-Qualified Options are stock options which do not qualify as Incentive Stock Options. Non-Qualified Options may be granted to our consultants and independent contractors, as well as to our employees. The exercise price for Non-Qualified Options will be determined by the Compensation Committee at the time the Non-Qualified Options are granted, but may not be less than 75% of the fair market value of our Class A common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Non-Qualified Options are treated differently for federal income tax purposes as described below under “Tax Treatment.”
      The exercise price of stock options may be paid in cash, in whole shares of our Class A common stock, in a combination of cash and our Class A common stock, or in such other form of consideration as our Board of Directors or the Compensation Committee may determine, equal in value to the exercise price. However, only shares of our Class A common stock which the optionee has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. The maximum number of shares subject to stock options that may be awarded in any fiscal year to any participant may not exceed 2,000,000.
      Restricted Stock. Restricted shares of our Class A common stock may be granted under our 2002 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as our Board of Directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition, our Board of Directors or the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Our Board of Directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of shares of restricted stock in the event of a change in control, permanent disability of the employee, or for such other reasons as our Board of Directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee. The maximum number of restricted shares that may be awarded under our 2002 Plan to all participants may not exceed an aggregate of 500,000 shares.
Transferability
      Incentive Stock Options are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period. In no event may a stock option be exercised after the expiration of its stated term.

Termination
      Stock options and rights to restricted stock held by an optionee which have not vested will generally terminate immediately upon the optionee’s termination of employment with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. Our Board of Directors or the Compensation Committee may determine, at the time of the grant, that an optionee’s stock option agreement should contain provisions permitting the optionee to exercise the stock options for any stated period after such termination, or for any period our Board of Directors or the Compensation Committee determines to be advisable after the optionee’s employment terminates by reason of retirement, disability, death, termination without cause, or following a change in control. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee’s employment, 12 months after termination of the optionee’s employment due to disability and three years after termination of the optionee’s employment due to death. Our Board of Directors or the Compensation Committee may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to our Board of Directors or the Compensation Committee following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.
Dilution; Substitution
      Our 2002 Plan provides protection against substantial dilution or enlargement of the rights granted to optionees and holders of restricted stock in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. New option rights may, but need not, be substituted for the stock options granted under our 2002 Plan, or our obligations with respect to stock options outstanding under our 2002 Plan may, but need not, be assumed by another corporation in connection with any merger, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our 2002 Plan is assumed, the stock issuance upon the exercise of stock options previously granted under our 2002 Plan will thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2002 Plan.
Amendment
      Our Board of Directors may amend our 2002 Plan at any time. However, without shareholder approval, our 2002 Plan may not be amended in a manner that would increase the number of shares that may be issued under our 2002 Plan, extend the term of our 2002 Plan, or otherwise disqualify our 2002 Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Stock options and restricted stock previously granted under our 2002 Plan may not be impaired or affected by any amendment of our 2002 Plan, without the consent of the affected grantees. In addition, subject to certain exceptions, our 2002 Plan may not be “materially amended” under the rules of the NASDAQ Stock Market without shareholder approval or if shareholder approval is otherwise required by applicable law, regulation or stock exchange rule.
Accounting Treatment
      Beginning January 1, 2006, we implemented FASB Statement No. 123(R) “Share-Based Payment,” which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. We are using the Black-Scholes option pricing model as our method to estimate the fair value of stock options. Under current U.S. generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our 2002 Plan, we would recognize compensation expense, based on the fair market value of the options on the date of grant, over the vesting period of the grant. The cash we receive upon the exercise of stock options would be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares upon exercise may reduce earnings per share, as more shares of our capital stock would then be outstanding.
      When we make a grant of restricted stock, an amount equal to the fair market value of the restricted stock at the date of grant is charged to our compensation expense over the period of the restriction.

Tax Treatment
      The following is a brief description of the federal income tax consequences, under existing law, with respect to stock options and restricted stock that may be granted as awards under our 2002 Plan.
      Incentive Stock Options. Generally an optionee will not recognize ordinary income upon the grant or the exercise of an Incentive Stock Option so long as he or she has been an employee of the company or its subsidiaries from the date the Incentive Stock Option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the shares of our Class A common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.
      If any shares of our Class A common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods (a “disqualifying disposition”), the optionee would realize ordinary income, instead of capital gain. The optionee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In the event of a disqualifying disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.
      Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value, at the time of exercise, of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.
      Restricted Stock. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.
      A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

      Other Tax Considerations. Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by a publicly held corporation paid to its covered employees. “Covered employees” are the Chief Executive Officer and the other four highest compensated officers who are employed as of the last day of the taxable year. The limit, however, does not apply to “qualified performance-based compensation.” We believe that awards of stock options, SARs, and certain other “performance-based compensation” awards under the 2002 Plan will qualify for the performance-based compensation exception to the deductibility limit. State income tax consequences may in some cases differ from those described above. Awards under the 2002 Plan will in some instances be made to participants who are subject to tax in jurisdictions other than the United States and may result in income tax consequences differing from those described above. Certain awards under the 2002 Plan may be subject to tax rules under section 409A of the Code that apply to nonqualified deferred compensation plans. If an award is subject to those rules, and fails to conform to them, the recipient may have accelerated recognition of taxable income, and may also become liable for interest and tax penalties. Failure to satisfy the new rules will not have an adverse tax effect on us.
Specific Benefits
      The benefits that will be received by or allocated under our 2002 Plan and our other stock incentive and stock purchase plans in the future cannot be determined at this time because the number of options to be granted and the identity of the grantees is entirely within the discretion of our Compensation Committee and our Board of Directors. The last reported sale price of our Class A common stock on April 17, 2006 was $9.38 per share.
Equity Compensation Plan Information
      This table gives information as of December 31, 2005, about our common stock that may be issued upon the exercise of options, warrants or rights under our existing equity compensation plans. The table also includes information with respect to our outstanding restricted stock that has not vested.

	(a)	(b)	(c)
Number of Securities
	Number of Securities		Remaining Available for
	to Be Issued upon	Weighted Average	Future Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights(2)	Reflected in Column (a))

Equity compensation plans approved by security holders	11,620,282	$3.13	3,738,340
Equity compensation plans not approved by security holders	—	—	—

Total	11,620,282	$3.13	3,738,340

(1)	Includes our 1996 Stock Option Plan, our 2000 Stock Incentive Plan, our 2002 Employee Stock Purchase Plan, and our 2002 Stock Incentive Plan.

(2)	For purposes of the calculation of the weighted average exercise price, all shares of restricted stock granted under our existing equity compensation plans were deemed to have an exercise price of $0.00. Shares of stock purchased by our employees pursuant to the 2002 Employee Stock Purchase Plan are not included in this calculation.

      As of April 17, 2006, an aggregate of 1,377,511 shares of our Class A common stock had been issued pursuant to restricted stock awards or purchased pursuant to exercises of options granted under our 2002 Plan. Through April 17, 2006, the following number of shares has been purchased by the persons and groups identified below:
Aggregate Past Purchases Under the 2002 Plan

	Aggregate
	Number of	Aggregate
	Shares Subject to	Number of
	Options Granted	Shares Purchased
	Under the 2002	Under the 2002
	Plan Through	Plan Through
Name and Position	April 17, 2006	April 17, 2006

Named Executive Officers:
Everett R. Dobson,	1,250,000	—
Director and executive Chairman of the Board(1)
Steven P. Dussek,	1,600,000	—
Chief Executive Officer and President
Bruce R. Knooihuizen,	670,000	—
Executive Vice President and Chief Financial Officer
Timothy J. Duffy,	305,000	—
Senior Vice President and Chief Technical Officer
R. Thomas Morgan,	205,000	—
Senior Vice President and Chief Information Officer
All Executive Officers as a group (9 persons)	4,890,000	—
Non-Executive Directors as a group (4 persons)	200,000	75,000
All employees, including our current officers who are not executive officers, as a group (7 persons)	5,126,668	1,302,511
Total	10,216,668	1,377,511

(1)	Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. He serves as executive Chairman of the Board.
Vote Required and Board of Directors’ Recommendation
      Our Board believes that approval of the amendment to the 2002 Plan will promote our interests and the interests of our shareholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in shareholder value.
      Our executive officers and members of our Board of Directors are eligible to participate in the 2002 Plan and, thus, have a personal interest in the approval of the amendment.
      The affirmative vote of the holders of at least a majority of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or by proxy and entitled to vote on this proposal is required for approval of the Amendment to the 2002 Plan.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE 2002 PLAN AS DESCRIBED ABOVE.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      KPMG LLP has served as our independent registered public accounting firm for our fiscal years ended December 31, 2004 and December 31, 2005.
Audit Fees
      Audit fees billed to us for the fiscal years ended December 31, 2004 and December 31, 2005 for audit or review of our annual financial statements, our assessment of the effectiveness of the internal controls over financial reporting, those financial statements included in our quarterly reports on Form 10-Q and other regulatory filings or engagements totaled $880,000 for 2004 and $1,011,495 for 2005.
Audit-Related Fees
      Audit-related fees billed to us during our fiscal years ended December 31, 2004 and December 31, 2005 for assurance and related services reasonably related to the audit or review of our financial statements, but not otherwise disclosed under the heading “Audit Fees” above, totaled $33,500 for 2004 and $17,000 for 2005. Audit-related fees billed to us in 2004 and 2005 included fees related to the audits of certain of our subsidiaries and of our 401(k) plan.
Tax Fees
      No tax fees were billed to us by KPMG during our fiscal years ended December 31, 2004 or December 31, 2005 for tax compliance, tax advice or tax planning.
All Other Fees
      Fees billed to us during our fiscal year ended December 31, 2004 for all other non-audit services totaled $23,000. These services primarily relate to pre-acquisition accounting and operating data verification supporting our due diligence investigations for possible acquisitions. There were no other fees billed to us for the year ended December 31, 2005.
      The Audit Committee has determined that the provision of non-audit services by KPMG did not impact the independence of that firm, and was compatible with maintaining such auditor’s independence.
      The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which our management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known or anticipated audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve the anticipated audit services for the upcoming calendar year pending the final approval of terms as ratified with the signing of the engagement letter by the Audit Committee Director. Any requests for non-audit services to be provided by the Company’s independent registered public accounting firm are submitted to the full Audit Committee for approval prior to commencing of services.
      The Audit Committee pre-approved services which represented the following percentages of fees billed in each category in 2004 and 2005:

	2004	2005

Audit-Related Fees	100.0%	100.0%
All Other Fees	100.0%	100.0%

PROPOSAL III
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      KPMG LLP has been recommended by the Audit Committee of our Board of Directors for reappointment as our independent registered public accounting firm for fiscal year 2006. KPMG served as our independent registered public accounting firm for the year ended December 31, 2005. KPMG is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.
      KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
Vote Required and Board of Directors’ Recommendation
      Shareholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, we are submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. The affirmative vote of the holders of a least a majority of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or by proxy, and entitled to vote on this proposal is required to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2006. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in our best interests and the best interests of our shareholders.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DOBSON COMMUNICATIONS CORPORATION FOR FISCAL YEAR 2006.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
      Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of April 24, 2006.

Name	Age	Position

Everett R. Dobson(1)(2)(3)	46	Director and executive Chairman of the Board
Steven P. Dussek(3)	49	Chief Executive Officer and President
Bruce R. Knooihuizen	50	Executive Vice President and Chief Financial Officer
Timothy J. Duffy	46	Senior Vice President and Chief Technical Officer
R. Thomas Morgan	50	Senior Vice President and Chief Information Officer
Thomas K. Roberts	41	Chief Marketing Officer
Frank Franzese	43	Senior Vice President of Sales
Trent W. LeForce	40	Controller and Assistant Secretary
Richard D. Sewell, Jr.	49	Treasurer

(1)	Everett R. Dobson and Stephen T. Dobson are brothers.

(2)	Mr. Dobson’s biography is set forth above.

(3)	Effective April 11, 2005, Everett R. Dobson ceased to be President and Chief Executive Officer and Steven P. Dussek was named Chief Executive Officer and President. Everett Dobson serves as executive Chairman of the Board.
      We were incorporated in February 1997. Unless otherwise indicated, information below with respect to positions held by our executive officers refers to their positions with our predecessors and, since February 1997, also with us.
      Steven P. Dussek became our Chief Executive Officer and President effective April 11, 2005. Mr. Dussek has served as a director of NII Holdings, Inc., a publicly held provider of mobile communications for business customers in Latin America, since 1999. From 1999 until 2000, Mr. Dussek was the Chief Executive Officer of NII Holdings. Mr. Dussek was the President and Chief Operating Officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel Communications, Inc., most recently as Executive Vice President and Chief Operating Officer. From 1995 to 1996, Mr. Dussek served as Vice President and General Manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as Senior Vice President and Chief Operating Officer of Paging Networks, Inc., a paging company.
      Bruce R. Knooihuizen is our Executive Vice President and Chief Financial Officer. Mr. Knooihuizen joined us in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a Bachelor of Science degree in Finance from Miami University in Oxford, Ohio and a Masters of Business Administration degree in Finance from the University of Cincinnati.
      Timothy J. Duffy has served as our Senior Vice President since December 1998 and as our Chief Technical Officer since August 1999. In this capacity, he manages our cellular network facilities as well as engineering, design and build-out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications Inc. from 1985 to 1998 in engineering and related management positions. In 1983, he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982, he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University.
      R. Thomas Morgan has served as our Chief Information Officer since December 1997, serving as Vice President until April 2003 when he became a Senior Vice President. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Systems Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1978 to 1981. Mr. Morgan holds a Bachelor of Science degree in Systems Analysis from Miami University in Oxford, Ohio.
      Thomas K. Roberts has served as our Chief Marketing Officer since November 2005. Prior to joining us, Mr. Roberts served as President and founder of Sierra Business Group, Inc., a California-based mergers and acquisitions advisory firm. From 1997 to 2002, Mr. Roberts worked for Verizon Wireless in various marketing positions that culminated in his final position of Vice President — Marketing for the company’s West Area. Before joining Verizon, he served in a variety of strategic planning, finance and marketing roles for The Limited Corporation in Columbus, Ohio and Hillenbrand Industries in Batesville, Indiana. He last served as Director — Business Reporting and Analysis for the Limited’s Lane Bryant Division. He served as Director —

Marketing for Hillenbrand’s Block Medical Division. Mr. Roberts earned a Bachelor of Arts degree in Political Science from Brigham Young University in 1988 and continued to earn his MBA with high distinction from Brigham Young’s Marriott School of Management in 1990.
      Frank Franzese has served as our Senior Vice President of Sales since November 2005. From 1997 to 2005, he held a number of senior-level executive positions at Nextel Communications, including President of the Midwest Region, Vice President of Direct Sales and NASCAR NEXTEL Cup Seriestm Business Development, Vice President of Direct Distribution and Corporate Accounts and Vice President of Government Accounts. From 1996 to 1997, Mr. Franzese was Owner and President of Pride Training and Development, a performance management organization that served Fortune 1000 companies, including Nextel. Mr. Franzese earned a Bachelor of Arts degree from Muhlenberg College in Allentown, Pennsylvania.
      Trent W. LeForce is our Controller and Assistant Secretary. He has served as our Controller since joining us in February 1997. From 1988 to 1997, Mr. LeForce was employed by Coopers and Lybrand, a public accounting firm and a predecessor entity to PricewaterhouseCoopers, concluding as a senior audit manager. Mr. LeForce received a Bachelor of Science degree in Accounting from Oklahoma State University.
      Richard D. Sewell, Jr. has served as Treasurer since September 1998. Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President — Finance from 1997 to 1998, as Vice President — Treasurer from 1995 to 1997 and as Vice President — Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a Bachelor of Science degree in Accounting from the University of Missouri-Kansas City.

Executive Compensation

Summary Compensation Table
      The table and notes below show the compensation for the last three years of our Chief Executive Officer and our four next highest-paid executive officers as of December 31, 2005 for services in all capacities to Dobson Communications and its subsidiaries. The individuals shown in the table below are referred to in this proxy statement as the named executive officers.
Summary Compensation Table

								Long-Term
								Compensation
		Annual Compensation
								Securities
		Base				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary		Bonus(1)		Compensation(2)		Options	Compensation(3)

Everett R. Dobson(4)	2005	$584,200	(5)	$274,760	(6)	$—		125,000	$8,400
Director and executive	2004	600,000		225,857		51,100	(7)	275,000	8,000
Chairman of the Board	2003	600,000		700,000		63,100	(8)	—	8,000
(President and Chief
Executive Officer in 2005, 2004 and 2003)
Steven P. Dussek(9)	2005	343,750	(10)	322,175	(11)	224,516	(12)	1,600,000	—
President and Chief
Executive Officer
Bruce R. Knooihuizen	2005	400,000		206,016		—		85,000	8,400
Executive Vice President	2004	400,000		103,851		—		218,333	8,000
and Chief Financial	2003	385,000		300,000		—		—	8,000
Officer
Timothy J. Duffy	2005	250,000		88,828		—		65,000	8,400
Senior Vice President and	2004	250,000		103,005		—		165,000	8,000
Chief Technical Officer	2003	225,000		125,000		—		—	8,000
R. Thomas Morgan	2005	250,000		113,047		—		65,000	8,400
Senior Vice President and	2004	250,000		74,501		—		165,000	8,000
Chief Information Officer	2003	225,000		125,000		—		—	8,000

(1)	Bonuses for 2005 represent the bonuses paid in 2006 with respect to services performed in 2005. Bonuses for 2004 represent the bonuses paid in 2005 with respect to services performed in 2004. Bonuses for 2003 represent the bonuses paid in 2003 or 2004 with respect to services performed in 2003.

(2)	In accordance with SEC rules, excludes perquisites and other personal benefits if the aggregate value is not more than the lesser of $50,000 or 10% of the person’s total annual salary and bonus.

(3)	Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

(4)	Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. He serves as executive Chairman of the Board.

(5)	Mr. Dobson received $175,000 in salary for serving as our President and Chief Executive Officer through April 11, 2005, an annual directors fee of $55,000 and a fee of $354,200 for serving as executive Chairman of the Board of Directors pursuant to the arrangement approved by our Board of Directors on March 10, 2005, as described below under the caption “Employment Contracts and Employment Termination and Change of Control Arrangements.”

(6)	Mr. Dobson received $145,890 in bonuses for serving as our President and Chief Executive Officer through April 11, 2005 and $128,870 in bonuses for serving as executive Chairman of the Board of Directors pursuant to the arrangement approved by our Board of Directors on March 10, 2005, as described below under the caption “Employment Contracts and Employment Termination and Change of Control Arrangements.”

(7)	Represents the value of perquisites and other personal benefits, including $48,800 for personal use of our aircraft and $2,300 for a company-provided vehicle and wireless phone in 2004.

(8)	Represents the value of perquisites and other personal benefits, including $61,800 for personal use of our aircraft and $1,300 for a company-provided vehicle and wireless phone in 2003.

(9)	Mr. Dussek became our President and Chief Executive Officer on April 11, 2005, with a current base salary of $500,000.

(10)	For the period April 11, 2005 to December 31, 2005, Mr. Dussek earned $343,750 in base salary. See “Employment Contracts and Employment Termination and Change of Control Arrangements.”

(11)	Mr. Dussek’s target bonus for 2005 pursuant to his employment agreement was $500,000. For the period April 11, 2005 to December 31, 2005, Mr. Dussek received $322,175 in bonuses. See “Employment Contracts and Employment Termination and Change of Control Arrangements.”

(12)	Represents amount paid in 2005 for signing and relocation bonuses.

Option Grants in 2005
      The table below shows all grants of stock options made to the named executive officers during 2005 under the Dobson Communications 1996 Stock Option Plan, the Dobson Communications 2000 Stock Incentive Plan and the Dobson Communications 2002 Stock Incentive Plan, which we refer to collectively as the Option Plans. The Option Plans provide for grants of non-qualified options to our directors and executive officers, and certain of our officers and employees.

	Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rate
	Securities	Options/SARs			of Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(1)
	Options/	Employees in	Base Price	Expiration
Name	SARs Granted	Fiscal Year	($/Sh)	Date	5%	10%

Everett R. Dobson(2)	125,000	3.8%	$2.06	3/10/15	$161,940	$410,389
Steven P. Dussek	1,600,000	48.7%	1.84	4/11/15	1,851,466	4,691,978
Bruce R. Knooihuizen	85,000	2.6%	2.06	3/10/15	110,119	279,064
Timothy J. Duffy	65,000	2.0%	2.06	3/10/15	84,209	213,402
R. Thomas Morgan	65,000	2.0%	2.06	3/10/15	84,209	213,402

(1)	These amounts are calculations required by SEC rules and are not intended to forecast any future appreciation in the price of our common stock. The actual value of the options will vary in accordance with the market price of the common stock.

(2)	Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. He serves as executive Chairman of the Board.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values
      The table below shows: (1) aggregate exercises of options to purchase our Class A common stock by the named executive officers during 2005; (2) the value realized upon such exercises; and (3) the value of the remaining options held by the named executive officers at year-end (based on the $7.50 per share last sale price of our Class A common stock on December 31, 2005, less the aggregate exercise price for such options, but before payment of the applicable taxes).

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options at
	Shares		December 31, 2005(1)		December 31, 2005
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Everett R. Dobson(2)	—	—	818,750	581,250	$4,176,438	$2,807,313
Steven P. Dussek	—	—	—	1,600,000	—	9,056,000
Bruce R. Knooihuizen	—	—	646,780	348,750	3,319,660	1,695,038
Timothy J. Duffy	—	—	245,076	213,750	1,061,495	1,011,338
R. Thomas Morgan	—	—	147,244	188,750	651,157	876,088

(1)	Assumes the conversion of each share of Class C common stock and Class D common stock issuable upon exercise of options into 111.44 shares of Class A common stock.

(2)	Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. He serves as executive Chairman of the Board.

Employment Contracts and Employment Termination and Change of Control Arrangements
      On April 1, 2005, we entered into an employment agreement with Steven P. Dussek pursuant to which Mr. Dussek became our Chief Executive Officer and President, effective as of April 11, 2005. The employment agreement has an initial term of five years, expiring April 10, 2010.
      The employment agreement provides for an annual base salary during the term of the agreement of not less than $500,000. Mr. Dussek’s base salary may be increased, but not decreased, pursuant to an annual review by the Board of Directors. Mr. Dussek is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the Board of Directors, with a target bonus for 2005 of $500,000 (prorated for Mr. Dussek’s actual period of employment during 2005).
      Mr. Dussek was also granted an option to purchase 1.6 million shares of our Class A common stock with an exercise price of $1.84 per share, the fair market value of the Class A common stock on the date of grant. This option will vest at 25% per year through 2009. Mr. Dussek will also be entitled to a tax gross-up payment in the event any amounts paid or payable to him are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.
      During the term of the agreement, Mr. Dussek and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, he is eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.
      Mr. Dussek also received $200,000 upon commencement of employment and will be reimbursed for expenses incurred in relocating to our Oklahoma City, Oklahoma headquarters, which he will repay if he voluntarily terminates his employment without “good reason” within one year of his commencement date.
      Under the agreement, in the event Mr. Dussek’s employment is terminated by us without “cause” or by Mr. Dussek for “good reason,” Mr. Dussek will be entitled to a lump-sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation under the agreement for the two-year period immediately preceding the date of termination, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination.
      Cause is defined in the agreement to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from the Board of Directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in our best interest, and any determination of cause must be approved by three-fourths of our entire Board of Directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with Mr. Dussek’s position, authority, duties or responsibilities, a reduction in his base salary or relocation outside the greater Oklahoma City metropolitan area or the area in which he is currently employed.
      In addition, if Mr. Dussek’s employment is terminated by us without cause or by Mr. Dussek for good reason, we must, at our option, either (1) pay Mr. Dussek a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for Mr. Dussek and his spouse and dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.
      On March 10, 2005, our Board of Directors approved a salary for Everett R. Dobson, in his capacity as executive Chairman of the Board, commencing April 11, 2005, at an annual rate of $500,000, pro-rated for the balance of 2005, and a target bonus of a maximum of $250,000 for 2005, and determined that Mr. Dobson’s compensation for 2006, including both salary and bonus, should be 50% of the combined salary and bonus compensation of our Chief Executive Officer for 2006.
      In November 2004, we entered into employment agreements with several of our officers, including Messrs. Knooihuizen and Duffy. The agreements with Messrs. Knooihuizen and Duffy have three-year terms and provide for an initial base salary of $400,000, in the case of Mr. Knooihuizen, and $250,000, in the case of Mr. Duffy. The base salary may be increased, but not decreased, pursuant to an annual review by the Board of Directors. Messrs. Knooihuizen and Duffy are also entitled to annual incentive bonuses during the term of the agreements based on target amounts and performance goals to be established by the Board of Directors. During the term of the agreements, the executive officer and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, Messrs. Knooihuizen and Duffy are eligible to participate in any pension, retirement savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.
      The amount of any severance payable by us under these agreements upon the termination of employment depends on whether the executive officer is terminated by us for cause or he terminates his employment with us for good reason. Cause is defined in the agreements to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from a supervisor or the Board of Directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in our best interest, and any determination of cause must be approved by three-fourths of the entire Board of Directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with the executive officer’s position, authority, duties or responsibilities, a reduction in the executive officer’s base salary, relocation outside the greater Oklahoma City metropolitan area or the replacement by us of our Chief Executive Officer or Chief Operating Officer.
      Under our agreements with Messrs. Knooihuizen and Duffy, in the event employment is terminated by us without cause or by the executive officer for good reason (other than as a result of the replacement by us of our Chief Executive Officer or Chief Operating Officer), the executive officer will be entitled to a lump-sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation for the two-year period immediately preceding the date of his agreement, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination. If the executive officer terminates his employment with us following the appointment of a new Chief Executive Officer or Chief Operating Officer, he will be entitled to a lump-sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to his average annual compensation for the period described above.
      In addition, if the executive officer’s employment under these agreements is terminated by us without cause or by the executive officer for good reason, we must, at our option, either (1) pay the executive officer a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for the executive officer and his spouse and dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.
      In each of these employment agreements, we have agreed to reimburse the executive officers for all legal fees and expenses reasonably incurred by them in connection with any dispute between us and the executive officer regarding his agreement, and to pay a gross-up amount to compensate the executive officer for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, on any amounts due the executive officer under his employment or retention agreement with us.
Compensation Committee Interlocks and Insider Participation
      At December 31, 2005, our Compensation Committee consisted of Justin L. Jaschke, Albert H. Pharis, Jr. and Mark S. Feighner. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries, at any time during 2005. Mr. Pharis served as Chief Executive Officer of our former subsidiary, Logix Communications Enterprises, Inc., from September 1999 until April 2001, and was a paid consultant to us from December 1998 until December 31, 2003. In addition, Messrs. Jaschke and Pharis were directors of Logix until April 2003. In February 2002, Logix Communications Enterprises, Inc. and Logix Communications, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and in April 2003 successfully completed a plan of reorganization. As part of the plan of reorganization, the name of Logix Communications Enterprises was changed to Intelleq Communications Corporation, or Intelleq, and the name of Logix Communications, Inc. was changed to DWL Holding Company, or DWL. Dobson CC Limited Partnership, one of our principal shareholders, is also a principal shareholder of DWL. In addition, DWL, through its subsidiaries, provides various telecommunications services to us on a fee basis. DWL’s charges are comparable to charges for similar services provided by DWL to unrelated third parties. We purchased $3.6 million of services from DWL, or its subsidiaries, during the year ended December 31, 2005.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      In 2005, the Dobson Communications Compensation Committee was composed of Justin L. Jaschke, Albert H. Pharis, Jr. and Mark S. Feighner, each of whom was a non-management director during 2005. The Compensation Committee designs and administers the compensation programs for executive officers and other key employees of Dobson Communications and makes grants under our stock option plans. The Compensation Committee, with the aid of internal staff of Dobson Communications, reviews and evaluates the compensation programs to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.
      Compensation Philosophy. The Dobson Communications compensation program for its executive officers is designed to preserve and enhance shareholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the business objectives of Dobson Communications, to reward them for their achievement and to attract and retain executive officers who contribute to the long-term success of Dobson Communications. Competition is intense for senior executives within the telecommunications industry, with established companies and start-ups aggressively recruiting management talent. A key design criterion for the Dobson Communications compensation programs is therefore the retention of senior management and other key employees.

      Compensation Components. The executive compensation program of Dobson Communications has two primary components: base salary and annual cash incentive bonuses. Each is discussed below.
      Base Salary. The level of base salary paid to the executive officers of Dobson Communications is determined on the basis of the importance of the position and on market data. In 2005, we did not increase the rate of the base salary of our executive group.
      Annual Cash Incentive Bonuses. For 2005, Dobson Communications employed a cash incentive bonus plan previously adopted by the Board which bonus amounts were based on a number of Company and individual performance factors that it considered relevant.
      In arriving at the total compensation of our executive officers for 2005, we considered a number of factors, including the following Company goals and objects:
      • increases in gross and net additional subscribers;

•	lower churn rate by increasing customer satisfaction;

•	increase in average revenue per unit, or ARPU;

•	improvement in customer satisfaction ratings;

•	control cash costs per gross additions; and

•	additional performance factors for each individual covered by the 2005 bonus plan were also used to determine individual bonus levels.
Executive Chairman and Chief Executive Officer Compensation
      On April 11, 2005, we separated the roles of Chairman and Chief Executive Officer. Everett R. Dobson serves as executive Chairman of the Board and Steven P. Dussek serves as President and Chief Executive Officer.
      As described above, the Compensation Committee determines compensation for all executives, including Everett R. Dobson and Steven P. Dussek, considering both a pay-for-performance philosophy and market rates of compensation.
      Everett R. Dobson. From January 1 through April 11, 2005, Everett R. Dobson held the joint title of Chairman and Chief Executive Officer. Effective April 11, 2005, Everett R. Dobson agreed to serve as Dobson Communications Executive Chairman. Mr. Dobson received $175,000 in salary for serving as our President and Chief Executive Officer through April 11, 2005, an annual directors fee of $55,000 and a fee of $354,200 for serving as executive Chairman of the Board of Directors pursuant to the arrangement approved by our Board of Directors on March 10, 2005, as described above under the caption “Employment Contracts and Employment Termination and Change of Control Arrangements.”
      On March 10, 2005, Mr. Dobson was awarded an option to purchase 125,000 shares of our Class A common stock. The option award was based on an assessment of his past performance and competitive considerations. The option has a 10-year term and vests 25% a year for four years.
      Steven P. Dussek. Mr. Dussek’s base salary was $500,000 for fiscal 2005, which we believe was comparable with the base salaries of chief executive officers of peer companies. Mr. Dussek’s annual cash bonus of $322,175 was based on our evaluation of his contribution to the performance factors described above.
      On April 11, 2005, Mr. Dussek was awarded an option to purchase 1,600,000 shares of our Class A common stock. The option award was based on competitive considerations. The option has a 10-year term and vests 25% a year for four years.

Other Matters
      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1.0 million per person limitation on the tax deduction Dobson Communications may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1.0 million limit. The Compensation Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of Dobson Communications’ compensation program. In doing so, the Compensation Committee may utilize alternatives such as deferring compensation in order to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. For the year ended December 31, 2005, the Compensation Committee adhered to these procedures. Although the Compensation Committee currently seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

THE COMPENSATION COMMITTEE

Justin L. Jaschke
Albert H. Pharis, Jr.
Mark S. Feighner
March 10, 2006

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors of Dobson Communications is responsible for providing independent, objective oversight and review of the accounting functions and internal controls of Dobson Communications. Prior to February 18, 2004, the Audit Committee was comprised of three non-employee directors of Dobson Communications, and since February 18, 2004, has been comprised of four non-employee directors. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors of Dobson Communications in March 2000 and revised in November 2002. The Board of Directors of Dobson Communications determined that all members of the 2005 Audit Committee were “independent” under the NASDAQ listing standards. The Board of Directors of Dobson Communications has determined that Fred J. Hall and Robert A. Schriesheim are each independent and that each is an audit committee financial expert, as defined by SEC rules.
      The responsibilities of the Audit Committee include recommending to the Board of Directors of Dobson Communications an accounting firm to serve as independent registered public accounting firm for Dobson Communications. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with management, internal audit personnel and Dobson Communications’ independent accountants regarding, the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of our internal accounting controls, and accounting, financial and auditing personnel;

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at Dobson Communications that promotes ethical behavior.
      The Audit Committee Charter of Dobson Communications provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm of Dobson Communications. The Audit Committee reviewed the Audit Committee Charter, as revised, and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.
      The Audit Committee is responsible for recommending to the Board of Directors of Dobson Communications that our financial statements be included in the annual report of Dobson Communications. The Audit Committee took a number of steps in making this recommendation for 2005. First, the Audit Committee discussed with KPMG LLP, the independent registered public accounting firm of Dobson Communications for 2005, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), including information concerning the scope and results of the audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG’s independence with KPMG and received the written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. This discussion and disclosure informed the Audit Committee of KPMG’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that KPMG’s provision of non-audit services to Dobson Communications was compatible with KPMG’s independence. Finally, the Audit Committee reviewed and discussed, with management of Dobson Communications and with KPMG, Dobson Communications’ audited consolidated balance sheets at December 31, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the year ended December 31, 2005. Based on the discussions with KPMG concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors of Dobson Communications that the Annual Report on Form 10-K of Dobson Communications include these financial statements.

AUDIT COMMITTEE

Fred J. Hall
Justin L. Jaschke
Albert H. Pharis, Jr.
Robert A. Schriesheim
March 10, 2006

SHAREHOLDER RETURN PERFORMANCE PRESENTATION
      The following graph compares the cumulative total shareholder return on our Class A common stock for the period beginning December 29, 2000 through December 31, 2005 with the cumulative total returns of the NASDAQ Composite Index and a peer group consisting of three publicly traded cellular companies. The peer group consists of Centennial Communications Corp., Rural Cellular Corporation and United States Cellular Corporation. The comparison assumes $100 was invested in our Class A common stock and in each index at the beginning of the comparison period and reinvestment of dividends.
CUMULATIVE TOTAL RETURN

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Dobson	$100.00	$58.39	$15.11	$44.92	$11.76	$51.28

Peer group(1)	$100.00	$67.94	$29.04	$45.78	$59.20	$79.87

NASDAQ composite	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27

(1)	Peer group consists of Centennial Communications Corp., Rural Cellular Corporation and United States Cellular Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table provides information concerning beneficial ownership of each class of our common stock as of April 24, 2006, unless otherwise indicated, held by:

•	each of our named executive officers;

•	each of our directors;

•	each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock; and

•	all directors and executive officers as a group.
      The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after April 24, 2006. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group. Except as otherwise noted below, we believe each person has sole voting and investment power with respect to all shares listed in the following table.

	Class A Common Stock(1)		Class B Common Stock

	Number of		Number of		Percent of	Percent of
	Shares		Shares		Total	Total
Name and Address	Beneficially	Percent of	Beneficially	Percent of	Economic	Voting
of Beneficial Owner	Owned	Class	Owned	Class	Interest	Power(2)

Everett R. Dobson(3)	2,817,269	1.9%	19,418,021	100.0%	13.0%	57.0%
14201 Wireless Way
Oklahoma City, OK 73134
Stephen T. Dobson(4)	1,748,519	1.2%	19,418,021	100.0%	12.5%	56.9%
14201 Wireless Way
Oklahoma City, OK 73134
Dobson CC Limited Partnership	1,648,519	1.1%	19,418,021	100.0%	12.4%	56.9%
14201 Wireless Way
Oklahoma City, OK 73134
Steven P. Dussek	—	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Bruce R. Knooihuizen(5)	909,464	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Timothy J. Duffy(6)	355,760	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
R. Thomas Morgan(7)	244,591	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Fred J. Hall(8)	170,000	*	—	—	*	*
123 South Hudson
Oklahoma City, OK 73102
Justin L. Jaschke(9)	209,452	*	—	—	*	*
5616 South Ivy Court
Greenwood Village, CO 80111
Albert H. Pharis, Jr(10)	185,556	*	—	—	*	*
7024 A1A South
St. Augustine, FL 32080
Robert A. Schriesheim(11)	50,000	*	—	—	*	*
1413 Tower Road
Winnetka, IL 60093

	Class A Common Stock(1)		Class B Common Stock

	Number of		Number of		Percent of	Percent of
	Shares		Shares		Total	Total
Name and Address	Beneficially	Percent of	Beneficially	Percent of	Economic	Voting
of Beneficial Owner	Owned	Class	Owned	Class	Interest	Power(2)

Mark S. Feighner(12)	50,000	*	—	—	*	*
460 East Jeter Rd
Bartonville, TX 76226
FMR Corp.(13)	18,697,200	12.5%	—	—	11.0%	5.4%
82 Devonshire Street
Boston, MA 02109
Highbridge Capital Management, LLC(14)	12,126,986	8.1%	—	—	7.2%	3.5%
9 West 57th St, 27th Floor
New York, NY 10019
WAM Acquisition GP, Inc(15)	10,960,700	7.3%	—	—	6.5%	3.2%
227 W. Monroe Street, Suite 3000
Chicago, IL 60606
Iridian Asset Management LLC(16)	10,955,314	7.3%	—	—	6.5%	3.2%
276 Post Rd West
Westport, CT 06880-4704
TCS Capital GP, LLC(17)	10,133,313	6.8%	—	—	6.0%	2.9%
888 Seventh Avenue, Suite 1504
New York, NY 10019
All directors and executive officers as a group (15 persons)(18)	5,526,318	3.6%	19,418,021	100.0%	14.4%	57.4%

*	less than 1%.

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F preferred stock, the assumed conversion of our senior convertible debentures and the assumed conversion of our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after April 24, 2006. Each outstanding share of our Series F preferred stock is immediately convertible into 20 shares of our Class A common stock. Each of our senior convertible debentures is immediately convertible into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the debentures (equivalent to an initial conversion price of approximately $10.30 per share). Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 1,648,519 shares of Class A common stock and 19,418,021 shares of Class B common stock held by Dobson CC Limited Partnership. As the president of RLD, Inc., one of two directors and sole shareholder of RLD, Inc., the general partner of Dobson CC Limited Partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 1,168,750 shares of Class A common stock, which options may be exercised within 60 days of April 24, 2006. Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. He serves as executive Chairman of the Board.

(4)	Includes 1,648,519 shares of Class A common stock and 19,418,021 shares of Class B common stock held by Dobson CC Limited Partnership. As one of two directors of RLD, Inc., the general partner of Dobson CC Limited Partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 100,000 shares of Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(5)	Includes options to purchase an aggregate of 839,280 shares of our Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(6)	Includes options to purchase an aggregate of 340,076 shares of our Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(7)	Includes options to purchase an aggregate of 217,244 shares of our Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(8)	Includes options to purchase an aggregate of 107,500 shares of Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(9)	Includes options to purchase an aggregate of 92,763 shares of Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(10)	Includes options to purchase an aggregate of 135,556 shares of Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(11)	Includes options to purchase an aggregate of 50,000 shares of our Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(12)	Includes options to purchase an aggregate of 50,000 shares of our Class A common stock, which options may be exercised within 60 days of April 24, 2006.

(13)	Based on a Schedule 13G/ A filed with the Commission on February 14, 2006 reporting sole voting power with respect to 2,149,185 shares and no voting power with respect to 16,548,015 shares.

(14)	Based on a Schedule 13G/ A filed with the Commission on February 13, 2006 reporting shared voting and investment power with respect to all such shares.

(15)	Based on a Schedule 13G filed with the Commission on February 13, 2006 reporting sole voting and investment power with respect to all such shares.

(16)	Based on a Schedule 13G filed with the Commission on February 3, 2006 reporting shared voting and investment power with respect to all such shares.

(17)	Based on a Schedule 13G filed with the Commission on January 18, 2006 reporting sole voting and investment power with respect to all such shares.

(18)	Includes options to purchase an aggregate of 3,489,770 shares of Class A common stock, which options may be exercised within 60 days of April 24, 2006.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We have a policy requiring that any material transaction that we enter into with our officers, directors or principal shareholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms-length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit our ability and that of our subsidiaries to enter into transactions with their affiliates.
      Dobson CC Limited Partnership, or DCCLP, owns a 90% interest in a limited liability company that owns a multi-building office complex in Oklahoma City. We began occupying a portion of this complex as our corporate headquarters effective May 1, 2001. Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple-net lease with an annual rental of $3.3 million. We sublease approximately 15,900 square feet to three tenants, one of which is an affiliate of DCCLP, which paid us $319,239 in 2005 for rent and maintenance to sublease this space.

      Messrs. Everett R. Dobson, Stephen T. Dobson, Russell L. Dobson, a former director, Justin L. Jaschke and Albert H. Pharis, Jr. were directors, and Everett R. Dobson and Stephen T. Dobson were executive officers, of Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications Inc. and Dobson Telephone Company, Inc. and Albert H. Pharis, Jr. was the Chief Executive Officer of Logix Communications Enterprises from September 1999 until April 2001. On February 28, 2002, Logix Communications Enterprises and Logix Communications filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. On March 27, 2002, Everett R. Dobson and Stephen T. Dobson resigned as directors and executive officers of Logix Communications and Logix Communications Enterprises. On April 25, 2003, the Chapter 11 plan of reorganization became effective, and as part of this plan, Logix Communications was renamed Intelleq Communications Corporation, or Intelleq, and Logix Communications Enterprises was renamed DWL Holding Company, or DWL. In conjunction with consummation of the plan of reorganization, Messrs. Russell L. Dobson, Jaschke and Pharis resigned as directors of Intelleq, DWL and Dobson Telephone Company, and Everett R. Dobson and Stephen T. Dobson became directors and executive officers of Intelleq and DWL. DWL, through its subsidiaries, provides various telecommunications services to us on a fee basis. DWL’s charges are comparable to charges for similar services provided by DWL to unrelated third parties. DCCLP is a principal shareholder of DWL. We purchased $3.6 million of services from DWL, or its subsidiaries, during the year ended December 31, 2005.
      Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers and, until February 18, 2004, was one of our directors. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us through August 31, 2008 and was retained by our former subsidiary, DWL, until November 30, 2001. In exchange for Mr. Dobson’s services, he receives monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson’s responsibilities include, but are not necessarily limited to, representing us at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. Mr. Dobson’s consulting fees through November 30, 2001 were paid by DWL. We began paying this consulting fee in December 2001. On February 18, 2004, Mr. Dobson retired from our Board of Directors, at which time we agreed to pay him a $150,000 retirement stipend and to fully vest all options to purchase shares of our common stock held by him. Our consulting agreement with Mr. Dobson remains in effect.
      Prior to October 2003, we provided Mr. Knooihuizen with an automobile that we leased through an unrelated party. In October 2003, Mr. Knooihuizen purchased an automobile and in March 2004, we purchased that automobile from Mr. Knooihuizen for $77,895, which was the amount that Mr. Knooihuizen paid for the automobile, and have provided Mr. Knooihuizen with the use of such automobile.
OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our Class A common stock to file certain reports with the Securities and Exchange Commission concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2005, all Section 16(a) filing requirements were met, except as described in the following sentence. The following persons each filed one late Form 4 except where otherwise noted in parenthesis: Everett R. Dobson; Bruce R. Knooihuizen; Timothy

J. Duffy; R. Thomas Morgan (2); Trent W. LeForce (2); and Richard D. Sewell, Jr. (3). Each late Form 4 represented a single transaction.
Availability of Form 10-K and Annual Report to Shareholders
      We are required to provide an annual report to shareholders who receive this proxy statement. We will also provide copies of the annual report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the annual report to shareholders, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary. You may review our filings with the Securities and Exchange Commission by visiting our website at http://www.dobson.net.
Shareholder Proposals for 2007
      Our 2007 Annual Meeting of Shareholders is expected to be held on or about June 6, 2007, and proxy materials in connection with that meeting are expected to be mailed on or about April 20, 2007. In order to be included in our proxy materials for our 2007 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before December 25, 2006.
      Any such proposal should be addressed to the Secretary, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our 2006 Annual Meeting of Shareholders in accordance with applicable law. We suggest that such proposals be sent by certified mail, return receipt requested.
      In addition, if we receive notice after March 10, 2007 of any proposal which a shareholder intends to present at our 2007 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2007 Annual Meeting may exercise discretionary voting with respect to such proposal.
General
      We know of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.
      It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By Order of the Board of Directors

Stephen T. Dobson
Secretary
Oklahoma City, Oklahoma
April 24, 2006

APPENDIX A
SECOND AMENDMENT TO
DOBSON COMMUNICATIONS CORPORATION
2002 STOCK INCENTIVE PLAN
      Pursuant to the authority granted to the undersigned, the Dobson Communications Corporation 2002 Stock Incentive Plan (the “Plan”), is hereby amended as follows:
      Section 1.03 of the Plan is hereby amended by deleting the first sentence and substituting therefore the following:
      “Subject to Articles IV and VIII of this Plan, Awards may be made under this Plan for an aggregate of 19,500,000 shares of Common Stock.”
      Executed this 7th day of June, 2006.

Dobson Communications Corporation,
an Oklahoma corporation

By:	/s/ Steven P. Dussek

Steven P. Dussek
Chief Executive Office and
principal executive officer

A-1

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Bruce R. Knooihuizen and Richard D. Sewell, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 7, 2006, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:
A   ☒    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL
	LISTED TO RIGHT	FOR ALL NOMINEES	EXCEPT	NOMINEE:
1. Election of Directors	☐	☐	☐	Everett R. Dobson
Stephen T. Dobson
Robert A. Schriesheim
    INSTRUCTION: to withhold authority to vote for any nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2. Proposal to approve the amendment to the Dobson Communications Corporation 2002 Stock Incentive Plan.
☐ FOR              ☐ AGAINST              ☐ ABSTAIN
3. Ratify and approve the selection of KPMG LLP as the independent registered public accounting firm for Dobson Communications Corporation for 2006.
☐ FOR              ☐ AGAINST              ☐ ABSTAIN
4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.
(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.
The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED	, 2006

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Bruce R. Knooihuizen and Richard D. Sewell, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 7, 2006, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:
A   ☒    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL
	LISTED TO RIGHT	FOR ALL NOMINEES	EXCEPT	NOMINEE:
1. Election of Directors	☐	☐	☐	Everett R. Dobson
Stephen T. Dobson
    INSTRUCTION: to withhold authority to vote for any nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2. Proposal to approve the amendment to the Dobson Communications Corporation 2002 Stock Incentive Plan.
☐ FOR              ☐ AGAINST              ☐ ABSTAIN
3. Ratify and approve the selection of KPMG LLP as independent registered public accounting firm for Dobson Communications Corporation for 2006.
☐ FOR              ☐ AGAINST              ☐ ABSTAIN
4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.
(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.
The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED	, 2006

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.